QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.1

SECOND AMENDMENT TO BYLAWS
OF
MINES MANAGEMENT, INC.

        The undersigned, being the Secretary of Mines Management, Inc., an Idaho corporation (the "Company"), hereby certifies that the Company's Bylaws were amended by a resolution of the Board of Directors of the Company (the "Board of Directors"), adopted on May 23, 2016, as follows:

1.     The Bylaws are hereby amended by adding a new Article VII:

ARTICLE VI. ELECTION NOT TO BE SUBJECT TO IDAHO CONTROL SHARE
ACQUISITION LAW

        The Corporation expressly elects not to be subject to the provisions of the Idaho Control Share Acquisition Law, codified as Chapter 16 of Title 30 of the Idaho Code.

Dated: May 23, 2016	/s/ Douglas D. Dobbs Douglas D. Dobbs Secretary of Mines Management, Inc.

QuickLinks

  Exhibit 3.1
SECOND AMENDMENT TO BYLAWS OF MINES MANAGEMENT, INC.
ARTICLE VI. ELECTION NOT TO BE SUBJECT TO IDAHO CONTROL SHARE ACQUISITION LAW